EXHIBIT 99.1

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com	(Media)	Howard Bender Vice President, Communications SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

	Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com		Suzanne Meraz PR Manager The Doctors Company 707/226-0261 e-mail: smeraz@thedoctors.com

SCPIE HOLDINGS INC. TO BE ACQUIRED

BY THE DOCTORS COMPANY FOR $28.00 PER SHARE IN CASH

Los Angeles and Napa, California — October 16, 2007 — SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today announced that it has entered into a definitive agreement to be acquired by The Doctors Company, a leading physician-owned medical malpractice carrier, for $28.00 per share in cash, or an aggregate purchase price of approximately $281 million. The $28.00 per share in cash purchase price represents a premium of approximately 27% over the $22.09 per share closing price of SCPIE on October 15, 2007, the last trading day prior to today’s announcement.

Mitchell S. Karlan MD, Chairman of the SCPIE Holdings Board of Directors, said, “Our Board of Directors believes this transaction delivers significant value to our stockholders. Additionally, SCPIE will be joining one of the largest and most respected professional liability companies in the nation. The Doctors Company possesses similar values as our Company, including the development of a loyal customer base, providing a challenging workplace, and a commitment to quality products and services.”

“We are extremely pleased to announce this partnership between two physician-founded companies as we combine the strengths of both organizations. Members will benefit from the enhanced value of a financially strong combined organization that is relentlessly committed to protecting, defending and rewarding member physicians,” said Richard E. Anderson, MD, FACP, chairman and CEO of The Doctors Company. “Together, we can be even more effective as we continue to aggressively defend claims, lead tort reform and patient safety efforts, and provide outstanding customer service and exemplary member benefits.”

Following the merger, The Doctors Company will expand its market leadership in California to nearly 19,000 physicians and become the largest insurer of physician and surgeon professional liability insurance in the U.S.

The Board of Directors of SCPIE has approved the proposed transaction and has resolved to recommend that its stockholders approve the merger. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals, and approval by a majority of SCPIE’s stockholders.

Deutsche Bank Securities Inc. acted as the financial advisor to SCPIE and Latham & Watkins LLP and Richards, Layton & Finger LLP provided legal advice to SCPIE Holdings Inc. Sonnenschein Nath & Rosenthal LLP provided legal advice to the independent directors of SCPIE Holdings Inc. Fox-Pitt Kelton Cochran Caronia Waller acted as the financial advisors to The Doctors Company and Thelen Reid Brown Raysman & Steiner LLP provided legal advice.

SCPIE Holdings will hold a conference call to discuss the transaction on Wednesday, October 17, 9am (Pacific Time). A call-in phone number will be provided in a subsequent news release.

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community. Additional information on SCPIE Holdings can be found on the company’s website: www.scpie.com.

About The Doctors Company

Founded by doctors for doctors in 1976 to advance, protect, and reward the practice of good medicine, The Doctors Company (www.thedoctors.com) is a leading physician-owned medical malpractice insurer. With $2.2 billion in assets, 32,000 physician members nationwide and A- ratings by A.M. Best Company and Fitch Ratings, The Doctors Company enjoys a reputation as an industry vanguard.

Forward-Looking Statements

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to, statements relating to the consummation of the proposed transaction and the terms and timing thereof, are subject to change based on factors beyond the control of the Company. Risks and uncertainties regarding the transaction include the possibility that the closing does not occur, or is delayed, either due to the failure of closing conditions, including approval of the Company’s stockholders, the failure to obtain required regulatory approvals or other reasons. Other factors that may cause actual results to differ from the forward-looking statements contained herein and that may affect the Company’s prospects are included in the Company’s other filings with the SEC. The Company expressly disclaims any obligation to publicly release any updates or revisions to any such forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

SCPIE Holdings intends to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com.

SCPIE Holdings’ officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about the Company’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the proxy statement for SCPIE’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition will be in the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

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